                                                                  Exhibit (b)(1)

                       [Letterhead of Chase Securities]


                             CHASE SECURITIES INC.
                                270 Park Avenue
                           New York, New York  10017

                            THE CHASE MANHATTAN BANK
                                270 Park Avenue
                           New York, New York  10017



                                 April 21, 1997



Francis M. Corby, Jr.
Executive Vice President
Harnischfeger Industries, Inc.
P.O. Box 554
Milwaukee, WI 53201

  Re:  Harnischfeger Industries, Inc.
       $1,000,000,000 Credit Facilities
       --------------------------------

Dear Mr. Corby:

Harnischfeger Industries, Inc. ("Harnischfeger") has advised The Chase Manhattan
                                 -------------
Bank ("Chase") and Chase Securities Inc. ("CSI") that Harnischfeger proposes,
       -----                               ---
through a wholly-owned subsidiary ("Acquisition Corp."), to acquire Giddings &
                                    -----------------
Lewis, Inc., a Wisconsin corporation ("Target").
                                       ------

Chase and CSI understand Harnischfeger proposes that the acquisition of Target will be made by a cash tender offer (the "Tender Offer") followed by a merger of
                                          ------------
Acquisition Corp. with and into Target (the "Merger").
                                             ------

You have further advised us that in order to finance the Tender Offer and the Merger, to refinance certain indebtedness of Harnischfeger and its subsidiaries and Target and its subsidiaries and for working capital and general corporate purposes, Harnischfeger will require unsecured credit facilities (the "Facilities") of up
                                                             ----------
to $1,000,000,000.

You have requested CSI to arrange and Chase to provide the Facilities. CSI and Chase are pleased to advise you that CSI is willing to act as exclusive syndication agent and exclusive advisor and arranger for the Facilities, and Chase hereby commits to provide the entire amount of the Facilities and to act as exclusive administrative agent and exclusive documentation agent in respect thereof. Attached hereto as Exhibit A is a Summary of Terms and Conditions (the
                             ---------
"Term Sheet"; and together with this letter, the "Commitment") setting forth the
 ----------                                       ----------
principal terms and conditions pursuant and subject to which Chase is committing to make available the Facilities.

Although Chase is committing to provide the entire amount of the Facilities, we intend to syndicate the Facilities to a group of financial institutions (together with Chase, the "Lenders") mutually satisfactory to Chase and you.
                           -------
CSI intends to commence syndication efforts immediately following the execution and delivery of the Commitment, and you agree actively to assist CSI in completing a satisfactory syndication. Such assistance shall include (i) Harnischfeger using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of Target (to the extent practicable) and you, (ii) direct contact between Harnischfeger's and Target's (to the extent practicable) senior management and advisors and the proposed Lenders, (iii) your preparing with our assistance a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (iv) the hosting, with CSI, of one or more meetings of prospective Lenders. Communications with Target, if any, will, of course, be directed through you and your advisors. CSI understands and agrees that contacts with Target may not be practicable.

CSI, in consultation with Harnischfeger, will manage all aspects of the syndication of the Facilities, including in making decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. CSI understands, however, that the composition of the Lender group and other issues related to the syndication are important to you; we will work with you to the extent possible to achieve a syndication that satisfies your corporate objectives. Additional agents or co-agents will be appointed subject to the approval of CSI, Chase and Harnischfeger. It is agreed that no Lender will receive compensation outside the terms contained herein, in the Term Sheet and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to Harnischfeger and Acquisition Corp., the Merger and the other transactions contemplated hereby, including all financial statements and projections (the "Projections"), as we may reasonably request in connection
                      -----------
with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information and data concerning Harnischfeger, its subsidiaries and the transaction contemplated hereby other than the Projections (the "Information") that is or has been made available by you or any
                  -----------
of your authorized representatives in connection with the transaction contemplated hereby is and will be complete and correct in all material respects as of the respective dates thereof and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your authorized representatives have been or will be prepared in good faith based upon reasonable assumptions. In arranging the Facilities, Chase and CSI will be using and relying on the Information and the Projections without independent verification thereof.

As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").
                                                                  ----------
Once paid, such fees shall not be refundable under any circumstances.

Chase's commitment to provide financing hereunder is subject to the negotiation, execution and delivery of appropriate credit agreements (collectively and individually, "Credit Agreement") and other definitive documents (collectively,
               ----------------
including the Credit Agreement, the "Loan Documents") which are yet to be
                                     --------------
negotiated and must be based upon and substantially consistent with the Term Sheet. The terms and conditions of Chase's commitment hereunder are not limited to those set forth in the Commitment. Those matters that are not covered by the provisions of the Commitment are subject to the approval and agreement of Chase, CSI and you.

Chase's commitment hereunder and CSI's agreement to perform the services described herein are also subject to (i) since the date of the most recent audited financial statements of Harnischfeger or Target, there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Harnischfeger or Target and their respective subsidiaries taken as a whole, (ii) our not becoming aware after the date hereof of any information or other matter affecting Harnischfeger or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof,
(iii) there not having occurred and continuing to exist a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, would be expected to materially impair the satisfactory syndication of the Facilities and (iv) a clear market shall have been given, at the time of syndication, such that Harnischfeger will not be in the financial markets to obtain additional financing (other than in respect of an Australian dollar financing identified to Chase) or to amend and/or obtain waiver provisions in existing financing agreements for borrowed money. It is understood that a filing of a universal shelf registration statement and takedowns thereunder in the public securities market are permitted under the clear market condition, so long as reasonable advance notice thereof is given to Chase and CSI.

This Commitment is further based upon and subject to the accuracy and completeness of the information concerning Target that is publicly available.

This Commitment shall become effective only upon the written acceptance of this letter and the Fee Letter together with payment of the sum required pursuant to the Fee Letter to be paid upon such acceptance.

By executing this letter agreement, you agree to (i) indemnify and hold harmless Chase, CSI and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of the Tender Offer, the Merger, the Commitment in respect of the Tender Offer Loan (as defined in the Term Sheet) or the Tender Offer Loan, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each such indemnified parties upon demand for any reasonable and necessary legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided, however, that the foregoing indemnity will not, as to
               --------
any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of any indemnified party, and (ii) to pay or reimburse Chase, CSI and their affiliates on demand for all costs and expenses (including all reasonable and necessary fees and disbursements of Simpson Thacher & Bartlett, or any other counsel to Chase and CSI) arising in connection with the preparation, execution and delivery of this Commitment, the conditions precedent to and funding of loans under the Facilities, whether or not any of the transactions contemplated hereby are consummated. You further agree to indemnify and hold harmless such indemnified parties from and against any and all losses, claims, damages and liabilities arising out of the Commitment or the execution, delivery, enforcement and performance, or consummation, of the Loan Documents and the Loans, to the extent the same do not arise out of the Tender Offer, the Merger, the Commitment in respect of the Tender Offer Loan or the Tender Offer Loan in the same manner, and subject to the same requirements and limitations, as provided for in the existing Harnischfeger credit agreement. Harnischfeger has advised Chase and CSI that it expects that the fees and disbursements of counsel will be reasonable and typical and that the scope and nature of the legal services requested by Chase will be only as are appropriate under the circumstances. As requested by Harnischfeger, counsel to Chase and CSI will provide timely and customarily detailed reports on accrued fees and expenses and discuss with Harnischfeger the nature of the requested services. Expense reimbursement provisions in the Loan Documents with respect to enforcement expenses shall be substantially similar to and consistent with the provisions therefor in Harnischfeger's existing credit agreement, and the indemnification provisions in the Loan Documents shall be consistent with the first two sentences of this paragraph. The provisions contained in this paragraph and the immediately preceding paragraph shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment.

By executing this letter, you acknowledge that this letter, the Term Sheet and the Fee Letter are the only agreements between you and Chase and CSI with respect to the Facilities and set forth the entire understanding of the parties with respect thereto as of the date hereof. Neither this Commitment nor the Fee Letter may be changed except pursuant to a writing signed by each of the respective parties thereto. This Commitment shall be governed by, and construed in accordance with, the laws of the State of New York.

The terms and conditions of this letter, the Term Sheet and the Fee Letter are confidential and, without our prior concurrence, may not be disclosed in whole or in part to any other person or entity, other than Harnischfeger's Board of Directors, affiliates, employees, agents or auditors, who agree to be bound by the provisions of this paragraph and except as otherwise required by applicable laws and regulations. After acceptance of this Commitment, the terms and conditions of the Commitment may be disclosed by Harnischfeger to Target's Board of Directors, affiliates, employees, agents or auditors, who agree to be bound by the provisions of this paragraph, but in no event shall the Fee Letter be so disclosed.

You acknowledge that Chase and CSI and their affiliates may be providing financing or other services to other companies that have or may in the future have interests conflicting with your own interests in the transactions contemplated hereby. Chase and CSI agree that they will not use information obtained from you in the course of the transactions contemplated hereby in connection with the performance by Chase or CSI of services for such other companies, and will not furnish any such information to such other companies or otherwise use any such information in a manner inconsistent with its confidential nature. You acknowledge that Chase and CSI have no obligation to use in connection with the transactions contemplated hereby or to furnish to you confidential information obtained by them from other companies.

We are pleased to have the opportunity to work with Harnischfeger to successfully complete this important financing. Please indicate your acceptance of this Commitment by signing and returning the enclosed copy hereof, together with an executed copy of the Fee Letter, to Chase, no later than 5:00 p.m., Chicago time, on April 21, 1997 when, if not so accepted, the Commitment will terminate. Upon Harnischfeger's timely acceptance of this offer and the execution and delivery of the Fee Letter, the Commitment shall remain in effect until the earlier of the date upon which the definitive documentation relating to the Facilities is executed and June 15, 1997, after which date the Commitment shall expire (unless extended by mutual, written agreement of the parties hereto).

This letter agreement and the Fee Letter may be signed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute one agreement.

This letter agreement supersedes and replaces the letter agreement also dated the date hereof previously delivered to you.

                                Very truly yours,

                                THE CHASE MANHATTAN BANK

                                By:    /s/ B.J. Lillis
                                      --------------------------------
                                Name:   B.J. Lillis
                                Title:  Managing Director


                                CHASE SECURITIES INC.


                                By:    /s/ Brian S. Hunnicutt
                                      --------------------------------
                                Name:   Brian S. Hunnicutt
                                Title:  Vice President




Accepted and agreed to as of
this 21st day of April, 1997:


HARNISCHFEGER INDUSTRIES, INC.


By:    /s/ Francis M. Corby, Jr.
      --------------------------------
Name:   Francis M. Corby, Jr.
Title:  Executive Vice President
         Finance and Administration

                                   EXHIBIT A

                        SUMMARY OF TERMS AND CONDITIONS
                        -------------------------------

                         HARNISCHFEGER INDUSTRIES, INC.

                         $1,000,000,000 CREDIT FACILITY



Borrower:           Harnischfeger Industries, Inc. ("Harnischfeger")
                                                     -------------

Administrative
 Agent/
 Documentation
 Agent:             The Chase Manhattan Bank ("Chase")
                                               -----

Arranger/
 Syndication Agent: Chase Securities Inc.

Lenders: The financial institutions (including Chase) participating as lenders (the "Lenders").
                                     -------

Purpose: Available to fund (through a capital contribution or loan by Harnischfeger to Acquisition Corp. of the Tender Offer Loan) Acquisition Corp.'s purchase of shares of Target's common stock (the "Shares") pursuant to the Tender Offer, to fund
                                ------
                    the payment of other costs and expenses relating to the Tender Offer, to refinance certain indebtedness of Harnischfeger and its subsidiaries and Target and its subsidiaries and for working capital and general corporate purposes.

Facilities:         Up to $1,000,000,000 in aggregate principal amount under two facilities as follows:

                    (A) $500,000,000 364-day facility (the "364-Day Facility");
                                                            ----------------
                    and

                    (B) $500,000,000 five-year facility (the "Five-Year
                                                              ---------
                        Facility"; and together with the 364-Day Facility, the
                        --------
                        "Facilities").
                         ----------
                    Each Facility shall be a revolving credit facility (each advance under a Facility being a "Loan"). In addition,
                                                      ----
                    following further discussions, Harnischfeger may elect to have one or both of the Facilities include a syndicated letter of credit facility and/or an auction bid facility (each, an "Optional Facility"), each of which (if
                               -----------------
                    included) shall be on conventional terms and conditions for credits of this type.

                    At all times prior to the Tender Offer Funding Date (as defined below), subject to the terms and conditions set forth in the Credit Agreement (as defined below), an aggregate amount of up to $240,000,000 shall be available under the Facilities, and Harnischfeger may elect whether revolving credit advances shall be made under the 364-Day Facility, the Five-Year Facility or both Facilities during such period.

                    On the date (the "Tender Offer Funding Date") on which
                                      -------------------------
                    payment is due for the purchase of Shares accepted for purchase pursuant to the Tender Offer, subject to the terms and conditions set forth in the Credit Agreement, Loans (collectively, the "Tender Offer Loan") shall be
                                        -----------------
                    made available under the Facilities in an aggregate amount of up to the lesser of (i) $760,000,000 and (ii) the sum of the amount required to purchase the Shares pursuant to the Tender Offer and the permitted related costs and expenses payable and paid in connection with the consummation of the Tender Offer on the Tender Offer Funding Date.

                    From and after the Tender Offer Funding Date, the Facilities shall continue to be available as revolving credit facilities (together with, if applicable, the Optional Facilities). During such period, Loans and other financial accommodations may be used for working capital and general corporate purposes, including but not limited to the refinancing of the senior indebtedness of the Target following the acquisition of all of the issued and outstanding capital stock of the Target.

                    At no time (whether prior to, at the time of, or following the Tender Offer Funding Date) shall the aggregate outstanding principal amount of Loans (together with any financial accommodations under the Optional Facilities) exceed an amount equal to $1,000,000,000, as such amount may be reduced in accordance with the terms of the Credit Agreement.

Final Maturity:     (A) With respect to the 364-Day Facility, due and payable in full no later than 364 days from the signing date of the
                    Credit Agreement (the "Signing Date"); provided, that upon
                                           ------------    --------
                    the request of Harnischfeger and in the
                    discretion of the Lenders, the 364-Day Facility may be renewed for additional 364-day periods.

                    (B) With respect to the Five-Year Facility, due and payable in full no later than the fifth anniversary of the Signing Date.

Interest Rate
 Definitions:       ALTERNATE BASE RATE.  Chase's alternate base rate in effect from time to time.

                    LIBOR. The average London Interbank Offered Rate for 1-, 2-, 3- or 6- month eurodollar deposits as quoted by Reference Banks, rounded upwards, if necessary, to the nearest 1/16%, for deposits with major international banks in the London Interbank Market. "Reference Banks" will be comprised of Chase and no more than two other banking institutions selected by Harnischfeger and acceptable to Chase. Cost of reserves under Regulation D of the Federal Reserve Board, if any actual cost applies, will be billed by the Lenders directly to Harnischfeger.

Interest Payments:  Interest shall accrue on the unpaid principal balance of the
                    Loans at a rate per annum equal to LIBOR or Alternate Base Rate plus the applicable margin described in the pricing grid attached hereto as Schedule I. Interest shall be paid
                                            ----------
                    at the end of an interest period or quarterly, whichever is earlier. Interest shall be computed on the basis of a 360-day year and actual days elapsed for any calculation in respect of LIBOR, Fed Funds rate and bid advances, and on the basis of a 365/366-day year for any calculation in respect of the Prime Rate.

Facility Fee:       The rate per annum on the commitments (whether used or
                    unused) under each Facility as described on Schedule I,
                                                                ----------
                    payable to the Lenders pro rata quarterly in arrears and calculated on the basis of actual days elapsed and a 360-day year.

Documentation:      The Facilities will be governed by one or more credit
                    agreements (individually or collectively, the "Credit
                                                                   ------
                    Agreement") and other related documents (collectively, the
                    ---------
                    "Loan Documents") satisfactory to all parties, which shall
                     --------------
                    contain suitable conditions, representations, warranties, covenants, defaults and other provisions mutually acceptable to Harnischfeger, the Administrative Agent and the Lenders and shall include, but not be limited to the following:

                    (A) Harnischfeger will make certain representations and warranties consistent with the representations and warranties contained in Article IV of the Amended and Restated Credit Agreement (the "Existing Credit Agreement")
                                                    -------------------------
                    dated as of

                    November 25, 1994, as amended by the amendment thereto dated as of November 13, 1995, among Harnischfeger, the financial institutions party thereto from time to time as lenders and Chemical Bank (now known as Chase), as agent, with such modifications (including to the representation regarding the use of proceeds) as appropriate to permit the consummation of the Tender Offer and such other changes that are mutually acceptable to Harnischfeger, the Administrative Agent and the Lenders.

                    (B) Harnischfeger will covenant and agree to provisions consistent with the provisions set forth in Article V of the Existing Credit Agreement, with such modifications (including to the covenant regarding the use of proceeds) as appropriate to permit the consummation of the Tender Offer and such other changes that are mutually acceptable to Harnischfeger, the Administrative Agent and the Lenders; provided, that the 50% threshold in Section 5.02(a)(i)(B)
                    --------
                    of the Existing Credit Agreement shall be changed to (i) 65% for the first two years of the Facilities and (ii) 50% thereafter; provided, further that the minimum consolidated
                                -----------------
                    net worth amount set forth in Section 5.02(b) of the Existing Credit Agreement shall be increased from $516,236,000 to $650,000,000. Such covenants will be modified as required to assure compliance by the Lenders with all applicable requirements or regulations of the Board of Governors of the Federal Reserve System and other applicable law.

                    Additional representations, warranties and covenants, mutually acceptable to the Administrative Agent and Harnischfeger, shall relate to (i) the consummation of the Tender Offer and the Merger and (ii) the treatment of the Target as a "Restricted Subsidiary" (as defined in the Existing Credit Agreement).

                    (C) The events of default under the Credit Agreement shall be substantially similar to and consistent with the Events of Default set forth in Article VI of the Existing Credit Agreement, provided that the $5,000,000 thresholds in
                               --------
                    clause (i) of Section 6.01(h) of the Existing Credit Agreement shall be increased in each case to $25,000,000.

                    (D)  The definition of "Requisite Lenders" contained in
                                            -----------------
                    Article I of the Existing Credit Agreement shall be modified to refer to "fifty percent (50%)" instead of "sixty percent (60%)".

                    (E) Except as contemplated hereby or as Chase and Harnischfeger may agree are appropriate, the other terms and provisions of the

                    Loan Documents shall be substantially similar to and consistent with the Existing Credit Agreement.

Conditions to
 the Tender
 Offer Loan:        The funding of the Tender Offer Loan will be subject to
                    conditions precedent typical, in Chase's practice, for this type of facility and any other conditions as Chase and Harnischfeger may agree are appropriate in the context of the proposed transaction, including without limitation, the satisfaction of the following conditions:

                    (i) The terms and conditions of the offer to purchase made in the Tender Offer and of the merger agreement for the Merger shall have been approved by the Administrative Agent and the Lenders (in the case of the Tender Offer, prior to the making thereof); following commencement of the Tender Offer, the terms of the offer to purchase shall not have been amended, waived or modified as to price, consideration, conditions, termination or expiration or in any other material respect without the prior approval of the Administrative Agent and the Lenders.

                    (ii) All conditions precedent to the consummation of the Tender Offer shall have been satisfied or waived with the Lenders' consent and the number of Shares being validly tendered to Acquisition Corp. and not properly withdrawn prior to the expiration of the Tender Offer shall represent no less than the minimum number of Shares (the "Minimum
                                                                    -------
                    Number of Shares"), determined on a fully diluted basis
                    ----------------
                    after giving effect to the exercise of any uncancelled warrants, rights, options, conversion privileges or similar rights, necessary under Wisconsin law and the articles of incorporation and by-laws of Target to elect a majority of the Board of Directors of Target and to consummate the Merger of Acquisition Corp. with and into Target.

                    (iii) There are no legal impediments to the Merger that are not reasonably within the control of Harnischfeger to overcome.

                    (iv) No "fair price", "moratorium", "business combination", "control share acquisition" or other form of anti-takeover statute, regulation, charter or by-law provision, is or shall become applicable which would cause or is likely to cause any material adverse consequences to Acquisition Corp., Harnischfeger, Target or the Tender Offer or Merger, unless such provision has been complied with without any such material adverse consequence or waived or rescinded or is otherwise inapplicable to the Tender Offer and the Merger.

                    (v) Target and its Board of Directors shall have taken all necessary action to amend the Shareholder Rights Agreement (the "Rights Agreement") to provide for the redemption or
                          ----------------
                    annulment or inapplicability (without any substantial cost other than payment of the redemption price of $.01 per Right (as defined in the Rights Agreement)) of all interests outstanding under or issued pursuant to the Rights Agreement and to otherwise avoid the occurrence of any material adverse consequences to Acquisition Corp. or Target as a consequence of the Tender Offer or the Merger.

                    (vi) All regulatory approvals (including, without limitation, all such approvals with respect to antitrust matters) necessary to consummate the Tender Offer shall have been obtained, all applicable waiting periods shall have expired and the Administrative Agent shall be satisfied that all material regulatory approvals necessary to consummate the Merger have been obtained or can be timely obtained. The Administrative Agent shall have been satisfied in good faith that all transactions contemplated hereby comply with all applicable requirements or regulations of the Board of Governors of the Federal Reserve System and other applicable law.

                    (vii) There shall be no order, injunction or restraining order which would prevent or delay the consummation of, or impose material adverse conditions on, the Tender Offer or the Merger. There shall not exist any pending or threatened litigation which, in the good faith judgment of the Administrative Agent, would likely have a material adverse effect on the ability of Harnischfeger or Acquisition Corp. to consummate the Tender Offer or on the ability of Harnischfeger or Acquisition Corp. to consummate the Merger or to perform any material obligation contemplated hereby or thereby or on the Administrative Agent's and Lenders' rights and remedies.

                    (viii) Neither Target nor any of its subsidiaries shall have taken, or be taking, any action (including any reorganization, recapitalization, asset sale, stock purchase or distribution to its stockholders) that would, in the good faith judgment of the Administrative Agent, have a material adverse effect on the condition (financial or otherwise), business, operations, assets or prospects of Target or its subsidiaries or on the consummation of the Tender Offer or the Merger. In the good faith judgment of the Administrative Agent, no material adverse change shall have otherwise occurred in the condition (financial or otherwise), business, operations, assets or prospects of Harnischfeger and its subsidiaries since the date of its last audited financial statements delivered prior to the date of the Commitment.

                    (ix) The Administrative Agent shall be satisfied as to compliance with applicable laws, regulations and orders (including those relating to Harnischfeger's and Target's business and corporate governance) and applicable contractual obligations (including those of Harnischfeger and Target) deemed material by the Administrative Agent.

                    (x) The Administrative Agent shall have received such financial and other information, in form and substance satisfactory to the Administrative Agent, regarding Target and its subsidiaries, as it shall have reasonably requested, including, without limitation, the most recent interim financial statements filed with the Securities and Exchange Commission.

                    (xi) All fees payable under this Commitment and the Fee Letter on the Signing Date shall have been paid and all other conditions set forth in the Commitment Letter and the Fee Letter shall have been met.

                    (xii) The Credit Agreement and the other Loan Documents (including opinions of the Harnischfeger's counsel satisfactory to the Administrative Agent) shall have been executed and delivered by Harnischfeger on terms satisfactory to the Administrative Agent, and no event which is, or upon notice or passage of time would be, an event of default under the Credit Agreement shall have occurred.

                    (xiii) The Administrative Agent shall have received, and shall have approved, (a) Harnischfeger's (and its subsidiaries') then current projected balance sheets and income statements through 2002, and such projections shall not be materially less favorable, as determined by the Administrative Agent, than those provided to the Administrative Agent prior to the issuance of the Commitment Letter and (b) such other financial information (including any subsequently prepared annual or quarterly financial statements) as the Administrative Agent may reasonably request.

Conditions to
 Loans other
 than the Tender
 Offer Loan:        The initial borrowing under the Facilities of Loans other
                    than the Tender Offer Loan (which is subject to the conditions precedent set forth above) will be subject to conditions precedent substantially similar to and consistent with those contained in Section 3.01 of the Existing Credit
                    Agreement and, in addition, shall include, but not be limited to, the following additional condition that the Existing Credit Agreement will have been terminated upon the effectiveness of, and be replaced by, the Credit Agreement and the Loan Documents.

                    Loans requested after the initial funding of Loans under the Facilities (other than the Tender Offer Loan) shall be subject to conditions precedent substantially similar to and consistent with those contained in Section 3.02 of the Existing Credit Agreement (after giving effect to the modifications to the Existing Credit Agreement otherwise contemplated herein).

Voluntary
 Prepayment:        Harnischfeger may prepay any outstanding Loans at any time without penalty in a minimum amount of $10,000,000 subject to three business days' prior written notice to the Administrative Agent, provided that (i) any LIBOR advance prepaid at any time other than its maturity shall be subject to reimbursement of break-funding costs and related expenses, if any, and (ii) Harnischfeger may not prepay any Loan made under an auction bid facility.

Expenses:           Expenses and legal fees incurred by the Administrative Agent in connection with the preparation, arrangement, syndication, negotiation, closing, enforcement and administration of the Facilities shall be for the account of Harnischfeger on the terms and subject to the conditions of the Commitment Letter.

Increased Costs/
 Change of
 Circumstance/
 Capital Adequacy/
 Indemnities:       The Loan Documents will contain customary and mutually
                    acceptable provisions protecting and indemnifying Lenders in the event of unavailability of funding, illegality, increased costs, capital adequacy charges and funding losses, and will provide for a mutually acceptable indemnification of Lenders and the Administrative Agent, each of the foregoing to be substantially similar to and consistent with the corresponding provisions in the Existing
                    Credit Agreement and additional indemnities in respect of any other losses, costs or expenses incurred by Lenders or Administrative Agent as a result of any litigation claims asserted in connection with the Tender Offer or the Merger (whether or not the Lenders or Administrative Agent is named as a party thereto).

Assignments/
 Participations:    Any Lender may, at its discretion, may assign all or a
                    portion of its commitment (i) in minimum amounts of $10,000,000 with the prior approval of the Administrative
                    Agent and Harnischfeger, which approval shall not be unreasonably withheld, to any Eligible Assignee (definition to be acceptable to Harnischfeger, Administrative Agent and Lenders) and (ii) without such approval (so long as such assignment would not result in increased costs to Harnischfeger) to any affiliate of such Lender or any other
                    Lender. In addition, each Lender may sell participations with the transferability of voting rights limited to changes in principal, rates, fees and final maturity. Participants shall not have any rights relating to indemnification for taxes, increased costs or other liabilities arising under the Loan Documents unless the Lender which granted the participation to such Participant is so entitled. Each
                    Lender may also assign, without the consent of any party, its rights and interest under the Credit Agreement to any Federal Reserve Bank.

Taxes/Other Costs:  All payments will be made free and clear of any taxes, duties, withholding or other deductions whatsoever.

Other Conditions:   Any matters not covered by, or made clear, in this Term
                    Sheet are subject to mutual agreement of the parties.

Governing Law
 and Jurisdiction:  State of New York.


This Summary of Terms and Conditions does not attempt to describe all of the terms and conditions that would pertain to the Facilities, nor do its terms suggest the specific phrasing of documentation clauses. Instead, it is intended to outline certain points of business understanding around which the Facilities will be structured. The closing of any financing transaction relating to the Facilities would be subject to various conditions precedent, including, without limitation, the conditions set forth above.

                                   SCHEDULE I

                                  Pricing Grid
                                  ------------



                    The Facility Fee and Applicable Interest Rate Spreads for the Facilities will be based on a ratings grid as follows:

364-Day Facility:
                                                              less than
Rating                 A-/A3  BBB+/Baa1  BBB/Baa  BBB-/Baa3   BBB-/Baa3
------------------------------------------------------------------------
Undrawn Cost             6.0        7.0      8.0    10.0        17.5
------------------------------------------------------------------------
Drawn                   25.0       27.5     30.0    32.5        50.0
Cost
------------------------------------------------------------------------

Five-Year Facility:
                                                              less than
Rating                 A-/A3  BBB+/Baa1  BBB/Baa  BBB-/Baa3   BBB-/Baa3
------------------------------------------------------------------------
Undrawn Cost             8.0        9.0     10.0     12.5       20.0
------------------------------------------------------------------------
Drawn                   25.0       27.5     30.0     32.5       50.0
Cost
------------------------------------------------------------------------

At any time the Borrower's ratio of funded debt to total capital is greater than or equal to 55%, the applicable margin would be increased by 5.0 basis points. If ratings are given by both Moody's and Standard & Poor's and such ratings are not comparable, the Facility Fee and Applicable Interest Rate Spread will be determined using the higher of the two ratings, unless such ratings are two or more steps apart, in which case the step immediately below the higher rating will be used.